CUSIP No. 654765205	13G	PAGE 14 of 14 PAGES

Exhibit 3

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kunihiko Sakioka as his attorney-in-fact, with the power of substitution for him in any and all capacities, to sign any amendments to the Schedule 13G attached hereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

/s/ Kunihiko Sakioka

Kunihiko Sakioka

Nissin Building Co., Ltd.

By: /s/ Hideo Sakioka

Name: Hideo Sakioka Title: Representative Director

Shuho, Ltd.

By: /s/ Kimie Sakioka

(Name) Kimie Sakioka (Title) Representative Director

/s/ Hideo Sakioka

Hideo Sakioka

/s/ Michimasa Sakioka

Michimasa Sakioka

/s/ Midori Moriyama

Midori Moriyama